Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES RECORD EARNINGS AND DIVIDEND INCREASE

TIMBERVILLE, VA—January 26, 2015—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the full year and fourth quarter ended December 31, 2014, as well as its recently declared fourth quarter dividend.

Selected Financial Highlights:	2014		2013
	Q4	YTD	Q4	YTD
Net Income (000's)	$1,566	$5,802	$1,184	$4,716
Earnings per common share	$0.44	$1.82	$0.46	$1.88
Net Interest Margin	4.29%	4.30%	4.07%	4.02%
Allowance for loan losses	1.68%	1.68%	1.71%	1.71%
Provision for loan losses (000's)	$-	$2,250	$750	$3,775
Non-Performing Loans (000's)	$6,975	$6,975	$12,581	$12,581
Equity to Assets	13.10%	13.10%	9.79%	9.79%
Efficiency Ratio	60.62%	58.51%	61.89%	58.15%

Dean Withers, President and CEO, commented “We’re very pleased to announce record earnings for 2014. Our fourth quarter earnings increased 32.26% versus prior year, to $1.566 million and full year earnings of $5.802 million increased $1.086 million or 23.03%. The significant increase in earnings is due primarily to a very strong net interest margin of 4.30% for the full year.” Withers stated, “Loan demand continued at a robust pace in the fourth quarter, as the total portfolio increased $11.3 million for the quarter and $39.7 million for the full year, with most of the growth derived from our Dealer Finance Division and our Fishersville Loan Production Office”.  Withers continued, “Non-performing loans now equal 1.35% of the loan portfolio vs. 2.63% at year end 2013. On a nominal basis non-performing loans have decreased $5.6 million (44.6%) compared to the prior period.”

Withers continued, “We also completed our second capital raise of the year in December with the issuance of $10 million in preferred stock, proceeds of which were used to pay off all of our subordinated debt. This is yet another positive step in reducing our funding costs and growing our capital base in order to leverage growth opportunities” Withers concluded, “On January 22, 2015, our Board of Directors declared a fourth quarter dividend of $0.18 per share, which is an increase of $.01 per share or a 5.88% increase. Based on our most recent trade price of $19.75 per share, this dividend constitutes a 3.65% yield on an annualized basis. The dividend will be paid on February 20, 2015, to shareholders of record as of February 5, 2015.” A summary balance sheet and income statement are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Financial Highlights

	For Twelve Months Ended December 31
INCOME STATEMENT	Unaudited 2014	Unaudited 2013
Interest and Dividend Income	$26,772,057	$25,965,584
Interest Expense	3,647,722	4,772,743
Net Interest Income	23,124,335	21,192,841
Non-Interest Income	3,530,335	4,032,429
Provision for Loan Losses	2,250,000	3,775,000
Other Non-Interest Expenses	15,655,914	14,719,995
Income Before Income Taxes	8,748,756	6,730,275
Provision For Income Taxes	2,901,496	1,907,297
Less Minority Interest income	45,653	107,185
Net Income	$5,801,607	$4,715,793
Dividend on preferred stock	127,500	-
Net Income available to common shareholders	$5,674,107	$4,715,793
Average Common Shares Outstanding	3,119,333	2,504,015
Net Income Per Common Share	1.82	1.88
Dividends Declared	.68	.68

BALANCE SHEET	Unaudited December 31, 2014	Unaudited December 31, 2013
Cash and Due From Banks	$6,241,016	$5,834,596
Interest Bearing Bank Deposits	910,527	708,049
Federal Funds Sold	16,051,000	2,000
Loans Held for Sale	13,381,941	3,804,425
Loans Held for Investment	518,201,574	478,453,008
Less Allowance for Loan Losses	(8,724,731)	(8,184,376)
Net Loans Held for Investment	509,476,843	470,268,632
Securities	22,304,902	38,485,768
Other Assets	36,212,278	33,684,697
Total Assets	$604,578,507	$552,788,167

Deposits	$491,504,536	$464,149,244
Short Term Debt	14,358,492	3,423,078
Long Term Debt	9,875,000	11,500,000
Subordinated Debt	-	10,191,000
Other Liabilities	9,625,803	9,383,610
Total Liabilities	525,363,831	498,646,932
Stockholders’ Equity	79,214,676	54,141,235
Total Liabilities and Stockholders’ Equity	$604,578,507	$552,788,167
Book Value Per Common Share	$21.20	$21.56

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com